UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

February 24, 2010

Date of Report (date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(exact name of registrant as specified in its charter)

Commission File Number

001-09718

Pennsylvania	25-1435979
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(e).

At a meeting held on February 24, 2010, the Personnel and Compensation Committee of our Board of Directors took the actions described below with respect to compensation for certain of our executive officers.

Elimination of Portion of Salaries Paid in Stock Units

As previously reported, in August 2009 the Committee approved salary increases for each of James E. Rohr, Richard J. Johnson, William S. Demchak, Joseph C. Guyaux, and Timothy G. Shack, effective July 1, 2009, with the increase to be paid entirely in the form of stock units to be issued under our shareholder-approved 2006 Incentive Award Plan. The Committee eliminated this salary increase and form of salary payout beginning March 2010.

Annual Incentive Award Eligibility for 2010

The Committee approved the eligibility of certain officers to receive annual incentive awards for 2010 under our shareholder-approved 1996 Executive Incentive Award Plan. The Committee designated James E. Rohr, our Chairman and Chief Executive Officer, and our three most highly compensated executive officers other than our principal executive and principal financial officers as the eligible plan participants for 2010.

Under the plan, the maximum amount that each of the participants will be eligible to receive is 0.2% of “Incentive Income” for 2010. The plan defines “Incentive Income” as our consolidated net income, with certain adjustments. The net income is increased for income taxes and then adjusted for the impact of any item resulting from changes in the tax law, for the impact of any extraordinary items, discontinued operations, acquisition costs and merger integration costs. The net income would also be adjusted for the impact of our obligation to fund long-term incentive programs at BlackRock, Inc.

Once the year ends, the Committee will decide whether to make a downward adjustment from the maximum annual incentive award amount for each participant. In making a downward adjustment, the Committee currently anticipates that it will take into account the same types of performance factors used in deciding annual incentive awards for the other executive officers who do not participate in the 1996 Plan.

Any annual incentive awards will be payable in the first quarter of 2011. Annual incentive awards will be denominated in dollars and payable in cash and/or equity as determined by the Committee. Any awards will be prorated to reflect the portion of the year prior to our redemption of the preferred stock PNC issued to the U.S. Treasury under the U.S. Treasury’s Troubled Asset Relief Program (TARP) Capital Purchase Program. The TARP preferred stock, which we issued December 31, 2008, was redeemed February 10, 2010.

2010 Long-Term Incentive Awards – Grants under PNC’s Shareholder-Approved 2006 Incentive Award Plan

2010 Stock Option Grants. The Committee awarded stock options to certain of our senior officers. These options will have a grant date of the second business day after PNC publicly releases its earnings results for the first quarter of 2010. These options have the same terms as the service-vesting options granted in the first quarter of 2009. The numbers of these service-vesting options awarded to our named executive officers are as follows: James E. Rohr (225,000); Richard J. Johnson (47,500); Joseph C. Guyaux (75,000); William S. Demchak (75,000); and Timothy G. Shack (52,500).

2010 Incentive Performance Units. The Committee granted incentive performance unit award opportunities to certain of our senior officers, including grants to all of our named executive officers, similar to incentive performance unit award opportunities granted in 2008 and 2007. The Committee did not make similar grants in 2009.

The target share units granted to our named executive officer are as follows: James E. Rohr (45,000); Richard J. Johnson (9,500); Joseph C. Guyaux (15,000); William S. Demchak (15,000); and Timothy G. Shack (10,500).

Under the terms of the 2010 grants, the grantee has the opportunity to receive a payout in shares of PNC common stock, or a combination of stock and cash-equivalents, based on our performance relative to peers. Performance will be measured with respect to corporate diluted earnings per share (EPS) growth and return on average common shareholders’ equity (ROCE) performance in each of three years – 2010, 2011 and 2012. However, the 2010 performance period will be for a partial year beginning April 1st and ending December 31st so that no part of the performance period will coincide with the period during which our TARP preferred stock was outstanding. The performance periods for 2011 and 2012 will be full years, so that the overall performance period will be 2-3/4 years. To allow for this difference, performance for the three years will be weighted, with 2010 performance counting for less than performance for each of 2011 and 2012.

The amount of the grant is stated in terms of a target number of share units. The actual award may range from nothing up to two times target, as adjusted upward during the performance period for phantom dividends. The Committee may reset the peer group and make other adjustments annually, but unless adjusted by the Committee in the future, it is anticipated that the performance metrics and potential payout schedule will be the same for each of the 2010, 2011 and 2012 periods in the overall performance period for these grants.

As in the earlier grants, the potential payout amount for the 2010 grants at the end of the overall performance period is performance-based. First, an average percentage is determined for our relative corporate EPS growth and ROCE performance for each of the 2010, 2011 and 2012 periods (with the 2010 percentage reflecting EPS growth and ROCE performance for the 2nd, 3rd and 4th quarters of the year rather that the full year). The percentage is based on the potential payout calculation schedules established for that year by the Committee, giving equal weight to EPS growth and ROCE performance. The basic annual payout calculation schedule generates a payout percentage for that year based on our relative position within the peer group that year with respect to EPS growth and ROCE performance. Peers with a loss year or years will rank below those that do not have loss years.

At the end of the 2-3/4 year performance period, the three percentages resulting from these measurements are themselves then averaged on a weighted average basis, with the 2010 percentage carrying less weight than 2011 or 2012. Finally, this overall average percentage is applied to the number of dividend-adjusted target share units to arrive at the calculated award payout amount. This calculated amount is expressed as a number of share units. Final awards are determined by the Committee. The Committee will review the calculated award payout amounts for the 2010 grants early in 2013 and will make its final award decisions at that time. The Committee may reduce the calculated award payout amounts.

As in the earlier grants, corporate performance criteria for the 2010 grants continue to be based on our annual EPS growth and ROCE performance relative to our peers, with slightly different adjustments. For the 2010 grants, EPS and ROCE performance results will be adjusted, on an after-tax basis, for the impact of any extraordinary items, items resulting from a change in tax law, discontinued operations, acquisition and merger integration costs, Visa-litigation-related costs or expense and any other gains on redemption or sale of Visa shares as applicable, acceleration of the accretion of any remaining issuance discount in connection with the redemption of TARP preferred stock, and, in our case, the net impact on PNC of significant gains or losses related to BlackRock transactions, such as adjusting 2009 results for purposes of the 2010 EPS growth comparison to exclude the 4th quarter 2009 gain related to BlackRock’s acquisition of Barclays Global Investors. EPS will also be adjusted for any stock splits, and ROCE will also be adjusted for the impact of any goodwill. Adjustments will be done, including with respect to PNC, on the basis of publicly disclosed financial information.

Generally, in order to receive an award payout, an executive must still be employed by us at that time. There are certain limited exceptions that may be approved by the Committee. In most cases, there will be further limitations on the maximum size of any award payout that may be approved for a former employee. The grants also include a formula for calculating a final award in the event of a change of control. Awarded share units up to the initial target share unit number will be paid in shares of our common stock. For this purpose, the number of target share units is not adjusted for phantom dividends. Any remaining awarded share units will be paid in cash. The amount of cash will be equal to the market value of the number of shares represented by the remaining share units.

2010 Incentive Performance Units Measuring A&L Unit Performance. Also, as in prior years, the Committee granted William S. Demchak an additional long-term incentive opportunity award, similar to award opportunities the Committee granted to Mr. Demchak in the prior four years, that would depend on the performance of the A&L unit over a three-year performance period. However, in the case of the 2010 grant, the performance period will be 2-3/4 years as it will begin April 1, 2010 so that no part of the performance period will coincide with the period during which our TARP preferred stock was outstanding. The target number of share units in Mr. Demchak’s 2010 grant was 46,485.

Similar to prior grants, the 2010 performance unit award opportunity grant has a maximum award size at the end of the performance period of 200% of the target share units. The Committee will certify the level of performance achieved at the end of the performance period and determine the final number of awarded units in early 2013. Awarded performance units will be paid in cash, with the maximum amount of the cash payment determined by multiplying the number of performance units then awarded by the per share price of our common stock on the award date.

Corporate performance goals for this grant are based on the investment performance of PNC’s A&L unit as compared to benchmark performance for each of the years (or partial year in the case of 2010) in the overall performance period. Each of these potential award amounts will be based on the level of performance achieved by the A&L unit for that year or partial year relative to the benchmark performance index (in basis points) and the potential award payout schedules for levels of performance established by the Committee for this grant. The benchmark that will be used in making the comparative measurements for these performance goals will be the same internally generated benchmark performance index that we use to evaluate the investment performance of our A&L unit, as adjusted annually.

The annual potential award payout schedule has a sliding scale that ranges from 0 for performance below the threshold level for a positive award up through 200% for performance significantly above benchmark. The annual potential payout schedule for the 2010 grant is as follows, with percentages interpolated for performance between the points indicated below. This is the same schedule that the Committee approved in February 2009, and will also apply, on a going forward basis, to the 2010 performance years of Mr. Demchak’s 2008 and 2009 grants.

Annual Performance Relative to Benchmark	Annual Potential Payout Percentage of Target
+40 basis points or higher	200%
+20 basis points	150%
0 basis points (at benchmark) to -25 basis points	100%
-35 basis points	40%
-40 basis points or below	0%

The final maximum award that Mr. Demchak will be eligible to receive will be the weighted average of the potential award amounts (expressed as a percentage of target) calculated for each of 2010, 2011 and 2012, with 2010 performance counting for less than performance for each of 2011 and 2012. The Committee will have the discretion to award any amount up to, but not exceeding, the maximum amount so determined by the levels of performance achieved, if any.

The Committee intends to engage in a careful review process at the end of the 2-3/4-year performance period in determining whether and to what extent it will exercise negative discretion, and expects to take into account such factors as absolute A&L unit financial performance, absolute proprietary trading results, cumulative performance relative to the benchmark, adherence to risk parameters, and contributions to the success of our other businesses.

Generally, Mr. Demchak must still be employed by us at the time the Committee makes its determination, with certain limited exceptions, in order to receive an award payout with respect to these performance unit grants. The grants also include a formula for calculating a final award in the event of a change of control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: March 2, 2010	By:	/S/ SAMUEL R. PATTERSON
Samuel R. Patterson
Controller